EXHIBIT 99.1

First Horizon Wraps Up 2014 With Strong Finish

MEMPHIS, Tenn., Jan. 23, 2015 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) ended 2014 with solid momentum, producing double-digit loan growth in the regional bank and improving efficiency while continuing to make strategic investments in its businesses and returning capital to shareholders. During 2014 First Horizon completed the acquisition of 13 branches and announced a bank acquisition in North Carolina. The company also made significant progress in winding down the mortgage business First Horizon exited in 2008. First Horizon generated earnings per share of $0.20 in the fourth quarter and $0.90 for the year. That compares to EPS of $0.19 for third quarter 2014 and $0.10 for full-year 2013.

"Our employees have built strong relationships with our customers and a solid foundation for us to grow from. We're beginning 2015 well-positioned for success," said Jordan. "We remain committed to operating efficiently and growing with an eye toward sustainable profitability. As the economy improves we will continue to help our customers and communities capitalize on the recovery."

Financial highlights

  Net income available to common shareholders in the fourth quarter was $46 million, or $0.20 per diluted share, compared to third quarter's $45 million of net income, or $0.19 per share. Net income available to common shareholders for 2014 was $213 million, or $0.90 per share, compared to $24 million in net income, or $0.10 per share, for 2013.
  First Tennessee, the regional bank, had a strong year and a strong fourth quarter. Average loans were up 10 percent year over year led by commercial loans – including asset-based lending and commercial real estate – with double-digit percentage increases in Middle Tennessee and the Mid-Atlantic region that includes the Carolinas, Virginia and North Florida.
  FTN Financial, the capital markets group, remained a solid contributor to fee income and an important part of First Horizon's business mix. Average daily revenue was steady for the last half of the year, and net income increased from $3 million in the third quarter to $4 million in the fourth quarter.
  Asset quality trends remain favorable. Nonperforming assets were down 33 percent and charge-offs were down 28 percent year over year.
  First Horizon remains committed to improving its efficiency ratio, or what it costs the company to earn each dollar, while continuing to make strategic investments to improve its businesses. Consolidated expenses declined 27 percent from 2013 to 2014.
  First Horizon continued to unwind from the mortgage business the company sold in 2008, resolving FHFA litigation, settling with the Federal Home Loan Mortgage Corp., or Freddie Mac (in addition to a settlement with Fannie Mae in 2013), and selling nonstrategic loans and mortgage servicing during the year. The company's strategy to reduce nonstrategic loans resulted in the portfolio falling from 20 percent of total average loans in fourth quarter 2013 to 16 percent in fourth quarter 2014. The prepayment rate on consumer real estate loans in the non-strategic portfolio increased from 18 percent to 25 percent for those same periods.
  First Horizon continued to return capital to shareholders in 2014, repurchasing an additional three million common shares. The company has used buybacks to reduce its share count 11 percent since October 2011. Earlier this week the company announced a 20 percent increase to its quarterly cash dividend, increasing the regular annual common dividend rate to $0.24 per share. The company also acquired bank branches in Tennessee that added $440 million of deposits and agreed to acquire TrustAtlantic Bank in North Carolina, part of First Horizon's Mid-Atlantic growth market.

Consolidated Summary Results

				4Q14 Changes vs.		Twelve months ended		2014 vs.
(Dollars in thousands, except per share data)	4Q14	3Q14	4Q13	3Q14	4Q13	2014	2013	2013
Income Statement Highlights
Net interest income	$159,050	$159,541	$157,135	*	1%	$627,718	$637,374	(2)%
Noninterest income	119,598	158,677	132,860	(25)%	(10)%	547,172	582,817	(6)%
Securities gains/(losses), net	--	(862)	2,183	NM	NM	2,872	1,760	63%
Total revenue	278,648	317,356	292,178	(12)%	(5)%	1,177,762	1,221,951	(4)%
Noninterest expense	209,479	246,186	257,097	(15)%	(19)%	841,211	1,158,601	(27)%
Provision for loan losses	6,000	6,000	15,000	*	(60)%	27,000	55,000	(51)%
Income/(loss) before income taxes	63,169	65,170	20,081	(3)%	NM	309,551	8,350	NM
Provision/(benefit) for income taxes	12,278	15,421	(33,813)	(20)%	NM	78,501	(32,169)	NM
Income/(loss) from continuing operations	50,891	49,749	53,894	2%	(6)%	231,050	40,519	NM
Income/(loss) from discontinued operations, net of tax	--	--	(6)	NM	NM	--	548	NM
Net income/(loss)	50,891	49,749	53,888	2%	(6)%	231,050	41,067	NM
Net income attributable to noncontrolling interest	2,980	2,875	2,934	4%	2%	11,527	11,465	1%
Net income/(loss) attributable to controlling interest	47,911	46,874	50,954	2%	(6)%	219,523	29,602	NM
Preferred stock dividends	1,550	1,550	1,550	*	*	6,200	5,838	6%
Net income/(loss) available to common shareholders	$46,361	$45,324	$49,404	2%	(6)%	$213,323	$23,764	NM
Common Stock Data
Diluted EPS	$0.20	$0.19	$0.21	5%	(5)%	$0.90	$0.10	NM
Diluted shares (thousands)	235,448	236,862	236,753	(1)%	(1)%	236,735	239,794	(1)%
Period-end shares outstanding (thousands)	234,220	235,249	236,370	*	(1)%	234,220	236,370	(1)%
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$16,230,166	$15,812,017	$15,389,074	3%	5%
Total deposits	18,068,939	16,144,771	16,734,956	12%	8%
Total assets	25,672,887	23,986,787	23,789,833	7%	8%
Total liabilities	23,081,919	21,364,846	21,289,082	8%	8%
Total equity	2,590,968	2,621,941	2,500,751	(1)%	4%
Asset Quality Highlights
Allowance for loan losses	$232,448	$238,641	$253,809	(3)%	(8)%
Allowance / period-end loans	1.43%	1.51%	1.65%
Net charge-offs	$12,193	$10,987	$16,901	11%	(28)%
Net charge-offs (annualized) / average loans	0.30%	0.28%	0.44%
Non-performing assets (NPA)	$241,512	$256,938	$361,918	(6)%	(33)%
NPA % (a)	1.44%	1.57%	1.95%
Key Ratios & Other
Return on average assets (annualized) (b)	0.82%	0.83%	0.90%
Return on average common equity (annualized) (c)	8.10%	7.99%	9.42%
Net interest margin (d)	2.86%	2.97%	2.98%
Efficiency ratio (e)	75.18%	77.36%	88.66%
Tier 1 ratio (f)	14.44%	14.47%	13.87%
Market capitalization (millions)	$3,180.7	$2,888.9	$2,753.7
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent.
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(b) Calculated using net income.
(c) Calculated using net income available to common shareholders.
(d) Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ("FTE") basis assuming a statutory federal income tax rate of 35 percent and, where applicable, state income taxes.
(e) Noninterest expense divided by total revenue excluding securities gains/(losses).
(f) Current quarter is an estimate.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.firsthorizon.com. The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 888-317-6003 and entering pin number 1398790. The number for international participants is 412-317-6016. Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 8:00 a.m. Feb. 9. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10058220. The event also will be archived and available on the website by midnight Central Time tomorrow.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 First Tennessee Bank locations in and around Tennessee and 27 FTN Financial offices in the U.S. and abroad. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has one of the highest customer retention rates of any bank in the country, and FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. First Horizon has been recognized as one of the nation's best employers by Working Mother and American Banker magazines. More information is available at www.FirstHorizon.com.

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CONTACT: First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
         First Horizon Media Relations, Jack Bradley, (901) 523-4813